UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Amendment no. 1

CURRENT REPORT

Pursuant to Section 13 OR 15(D) of The Securities Exchange Act of 1934

Date of Amendment (Date of Original Report)	November 1, 2012 (October 17, 2012)

High Plains Gas, Inc.
(Exact Name of Registrant as Specified in its Charter)

Nevada	333-125068	26-3633813
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1200 East Lincoln St, Gillette, Wyoming	82717
(Address of Principal Executive Offices)	(Zip Code)

Registrant's Telephone Number, Including Area Code:	(307) 686-5030

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

High Plains Gas, Inc. (“High Plains Gas” or the “Company”) on October 9, 2012 executed a Letter of Intent with Chama Technologaes, Inc. a Nevada corporation, for the purchase by Chama of a controlling stock interest in High Plains.

The terms of the proposed acquisition are substantially as follows:

In consideration for a total of $15,000,000 in cash and 658,289 shares of Chama stock, High Plains Gas will issue a fully diluted 90% of its common stock to Chama at Closing.  The letter of intent requires that Chama place into an escrow account for the payment to the creditors of HPGS prior to the acquisition a total of $10,000,000, deliverable in increments. The increments are that in 10 working days from execution of the letter of intent, CHAMA is to deposit $1,000,000 and in 20 working days after the initial million, CHAMA is to deposit  an additional $9,000,000.  CHAMA will then continue to fund the remaining $5,000,000 into escrow to finish creditor payments.  The Letter of Intent includes other terms including funding the termination of an outstanding class of preferred stock and buyout at a discount of any and all outstanding options and warrants.

The letter of intent also requires the divestiture of Miller Fabrication, LLC, the oil and gas servicing subsidiary of High Plains.

Immediately subsequent to entering into the Letter of Intent, the parties are negotiating the final terms of a Definitive Stock Exchange Agreement to effectuate the transaction.

The letter of intent requires that the definitive Stock Exchange Agreement include a significant reverse split of High Plains Gas common stock which will provide sufficient authorized capital to issue to CHAMA 90% of the outstanding equity of HPGS.

The above description is qualified in its entirety by the precise terms of the Letter of Intent which is attached to this Report on Form 8-K as an exhibit.

Item 9.01 Financial Statements and Exhibits

The following Exhibits are included herein:

Exhibit No.	Description
10.1	Letter of Intent between High Plains Gas, Inc. and Chama Technologaes, Inc. dated October 9, 2012 *

*Filed with the original Current Report on Form 8-K filed October 17, 2012, and hereby incorporated herein by this reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

High Plains Gas, inc.

Dated: November 1, 2012	By:	\s\ Brandon Hargett
Name: Brandon Hargett
Chief Executive Officer